Exhibit 99.1

Contact:
Andy Myers
Tel : +1 610-240-3221
Email: aemyers@trinseo.com

Trinseo Reports Third Quarter 2023 Financial Results and Updates 2023 Outlook

Third Quarter 2023 and Other Highlights

●	Cash provided by operations of $29 million and capital expenditures of $13 million resulted in Free Cash Flow* of $16 million including a $52 million decrease in working capital
●	Third quarter ending cash of $279 million with approximately $216 million of additional available liquidity under two undrawn, committed financing facilities
●

Net loss from continuing operations of $38 million and diluted EPS from continuing operations of negative $1.09; net loss included a pre-tax charge of approximately $14 million related to the Company’s PMMA sheet optimization and Corporate restructuring initiatives

●	Adjusted EBITDA* of $41 million was $78 million higher than prior year
●

Announced the closure of the Terneuzen, the Netherlands styrene plant, which, when combined with other recent restructuring actions and lower natural gas hedge losses, is expected to result in a sequential profitability improvement of approximately $100 million in 2024

●	As previously announced, the company successfully refinanced the entirety of its outstanding 2024 term loan and $385 million of its existing $500 million 2025 Senior Notes during the quarter

	Three Months Ended
	September 30,
$millions, except per share data	2023	2022
Net Sales	$879	$1,178
Net Loss from continuing operations	(38)	(118)
Diluted EPS from continuing operations ($)	(1.09)	(3.35)
Adjusted Net Loss*	(36)	(103)
Adjusted EPS ($)*	(1.03)	(2.91)
EBITDA*	29	(54)
Adjusted EBITDA*	41	(37)

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss), all of which are non-GAAP measures, to Net Income (Loss), as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — November 3, 2023 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its third quarter 2023 financial results. Net sales in the third quarter decreased 25% versus prior year. Lower price from the pass-through of lower raw material costs led to a 20% decrease. Lower sales volume across all reporting segments except Feedstocks, caused by underlying persistent market demand weakness, led to an 8% decrease.

Third quarter net loss from continuing operations of $38 million was $80 million above prior year and included a charge of $14 million related to the Company’s PMMA sheet optimization and Corporate restructuring initiatives. Adjusted EBITDA of $41 million was $78 million above prior year. The higher year-over-year profitability was largely in the Feedstocks and Plastics Solutions segments from higher styrene and polycarbonate margins. Third quarter results included unfavorable impacts of $15 million from an unplanned styrene outage as well as $4 million from net timing and $11 million from natural gas hedging.

Commenting on the Company’s third quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “As expected, we saw sequentially similar market conditions. However, we had another quarter of positive cash generation and we’ve taken additional operational steps to provide meaningful profitability improvement in 2024. In addition, we successfully refinanced all of our 2024 and most of our 2025 debt maturities. I wish to thank our employees for their continued efforts in executing these initiatives in this challenging environment.”

Third quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $186 million for the quarter decreased 23% versus prior year including a 15% impact from lower price due to raw material pass-through as well as a 10% impact from lower sales volume primarily in PMMA sheet for wellness applications and engineered compounds for consumer electronics applications. Adjusted EBITDA of $5 million was $3 million below prior year including an unfavorable net timing variance of $5 million. Lower volume as described above was more than offset by higher margin from lower raw material costs.
●	Latex Binders net sales of $222 million for the quarter decreased 35% versus prior year including a 21% impact from lower price from the pass-through of lower raw material costs and a 15% impact from lower volumes across all regions and applications. Adjusted EBITDA of $23 million was $8 million below prior year including a $9 million unfavorable variance from net timing. Lower sales volume was offset by pricing initiatives and lower fixed costs. Volume for higher-margin CASE applications declined by 2% in the third quarter compared to prior year, showing better demand resilience in comparison to other applications.
●	Plastics Solutions net sales of $246 million for the quarter were 16% below prior year from lower price due to the pass-through of lower raw material costs. Adjusted EBITDA of $22 million was $37 million above prior year primarily from higher polycarbonate margin including impacts from the previously announced restructuring actions in Stade, Germany.
●	Polystyrene net sales of $175 million for the quarter were 29% below prior year. Lower price, primarily from the pass-through of lower styrene costs, led to a 25% decrease and lower volume, from weaker demand in appliance and building & construction applications, led to a 7% decrease. Adjusted EBITDA of $9 million was $10 million below prior year from lower volume and margin due to weaker market conditions.
●	Feedstocks net sales of $50 million for the quarter were 6% below prior year from a 19% impact from lower price which was partially offset by higher volume and favorable currency. Adjusted EBITDA of negative $19 million was $59 million above prior year from higher styrene margin, including a favorable net timing variance of $27 million.
●	Americas Styrenics Adjusted EBITDA of $19 million for the quarter was $4 million below prior year as lower polystyrene margins were partially offset by higher styrene margins.

2023 Outlook

●	Full-year 2023 net loss from continuing operations of $509 million to $499 million and Adjusted EBITDA of $175 million to $185 million (prior outlook of net loss from continuing operations of approximately $460 million and Adjusted EBITDA of approximately $215 million†). Adjusted EBITDA is below the prior outlook primarily from unfavorable net timing and styrene-related impacts in the third quarter as well as a more pronounced seasonality impact in the fourth quarter.
●	Full-year 2023 cash from operations of approximately $165 million resulting in Free Cash Flow of approximately $75 million (prior outlook of cash from operations of approximately $190 million and Free Cash Flow of approximately $100 million†); lower Free Cash Flow as higher cash interest and lower profitability is partially offset by working capital reductions.

Commenting on the outlook for 2023, Bozich said, “Our forecast assumes a constrained demand environment, similar to what we’ve seen throughout the year. Amid this environment, we continue to take actions to improve our cost position and cash generation.”

Bozich continued, “Our most recent cost reduction initiatives, along with lower natural gas hedge losses, are expected to result in a $100 million year-over-year profitability improvement in 2024. This enables us to continue investing in transformation projects such as polycarbonate dissolution, which offer significant growth potential even in current markets.”

†For the prior outlook, refer to the Company’s press release, furnished on its Form 8-K dated August 3, 2023, for a reconciliation of non-GAAP measures to their corresponding GAAP measures.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2023 financial results on Monday, November 6, 2023 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its third quarter 2023 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 6, 2024.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,300 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $5.0 billion in 2022. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," “believe,” "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement proposed restructuring initiatives, including the closure of certain plants and product lines, and to successfully generate cost savings and increase profitability; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; compliance with laws and regulations impacting our business; conditions in the global economy and capital markets; our ability to meet the covenants under our existing indebtedness; our ability to successfully investigate and remediate chemical releases on or from our sites, make related capital expenditures, reimburse third-party cleanup costs or settle potential regulatory penalties or other claims; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$879.0	$1,178.1	$2,837.9	$3,990.3
Cost of sales	847.7	1,217.6	2,715.9	3,714.8
Gross profit (loss)	31.3	(39.5)	122.0	275.5
Selling, general and administrative expenses	66.6	80.5	205.1	262.8
Equity in earnings of unconsolidated affiliate	19.0	22.8	49.2	83.8
Impairment and other charges	0.1	1.9	349.5	39.5
Operating income (loss)	(16.4)	(99.1)	(383.4)	57.0
Interest expense, net	46.6	30.4	125.1	77.7
(Gain) loss on extinguishment of long-term debt	6.3	(0.8)	6.3	(0.8)
Other expense (income), net	(13.2)	1.3	(19.0)	2.4
Loss from continuing operations before income taxes	(56.1)	(130.0)	(495.8)	(22.3)
Provision for (benefit from) income taxes	(17.7)	(12.1)	(59.5)	41.4
Net loss from continuing operations	(38.4)	(117.9)	(436.3)	(63.7)
Net loss from discontinued operations, net of income taxes	—	(1.9)	—	(1.9)
Net loss	$(38.4)	$(119.8)	$(436.3)	$(65.6)
Weighted average shares- basic	35.2	35.2	35.1	36.3
Net loss per share- basic:
Continuing operations	$(1.09)	$(3.35)	$(12.42)	$(1.76)
Discontinued operations	—	(0.06)	—	(0.05)
Net loss per share- basic	$(1.09)	$(3.41)	$(12.42)	$(1.81)
Weighted average shares- diluted	35.2	35.2	35.1	36.3
Net loss per share- diluted:
Continuing operations	$(1.09)	$(3.35)	$(12.42)	$(1.76)
Discontinued operations	—	(0.06)	—	(0.05)
Net loss per share- diluted	$(1.09)	$(3.41)	$(12.42)	$(1.81)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$278.6	$211.7
Accounts receivable, net of allowance	542.1	586.0
Inventories	445.9	553.6
Other current assets	39.7	39.4
Investments in unconsolidated affiliate	249.2	255.1
Property, plant, equipment, goodwill, and other intangible assets, net	1,409.2	1,873.5
Right-of-use assets - operating, net	65.3	76.1
Other long-term assets	241.2	164.8
Total assets	$3,271.2	$3,760.2
Liabilities and shareholders’ equity
Current liabilities	691.5	689.4
Long-term debt, net of unamortized deferred financing fees	2,274.2	2,301.6
Noncurrent lease liabilities - operating	52.4	60.2
Other noncurrent obligations	274.5	288.7
Shareholders’ equity	(21.4)	420.3
Total liabilities and shareholders’ equity	$3,271.2	$3,760.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities
Cash provided by operating activities - continuing operations	$131.2	$10.8
Cash used in operating activities - discontinued operations	—	(1.4)
Cash provided by operating activities	131.2	9.4

Cash flows from investing activities
Capital expenditures	(49.1)	(94.0)
Cash paid for asset or business acquisitions, net of cash acquired ($0.0 and $1.0)	—	(22.2)
Proceeds from the sale of businesses and other assets	38.0	5.3
Proceeds from the settlement of hedging instruments	—	1.9
Cash used in investing activities - continuing operations	(11.1)	(109.0)
Cash used in investing activities - discontinued operations	—	(0.8)
Cash used in investing activities	(11.1)	(109.8)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs
Deferred financing fees	(9.5)	—
Short-term borrowings, net	(8.9)	(12.2)
Purchase of treasury shares	—	(151.9)
Dividends paid	(17.6)	(36.3)
Proceeds from exercise of option awards	0.1	2.9
Withholding taxes paid on restricted share units	(2.0)	(3.1)
Acquisition-related contingent consideration payment	(1.2)	—
Net proceeds from issuance of 2028 Refinance Term Loans	1,044.9	—
Repurchases and repayments of long-term debt	(1,054.0)	(12.9)
Cash used in by financing activities	(48.2)	(213.5)
Effect of exchange rates on cash	(5.0)	(16.3)
Net change in cash, cash equivalents, and restricted cash	66.9	(330.2)
Cash, cash equivalents, and restricted cash—beginning of period	211.7	573.0
Cash, cash equivalents, and restricted cash—end of period	$278.6	$242.8
Less: Restricted cash	—	—
Cash and cash equivalents—end of period	$278.6	$242.8

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
Engineered Materials	$186.0	$242.7	$598.4	$839.2
Latex Binders	222.0	340.9	724.1	1,001.3
Plastics Solutions	245.8	293.4	807.8	1,051.8
Polystyrene	175.1	247.7	577.0	877.7
Feedstocks	50.1	53.4	130.6	220.3
Americas Styrenics*	—	—	—	—
Total Net Sales	$879.0	$1,178.1	$2,837.9	$3,990.3

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	September 30,
(In millions, except per share data)	2023	2022
Net loss	$(38.4)	$(119.8)
Net loss from discontinued operations	—	(1.9)
Net loss from continuing operations	$(38.4)	$(117.9)
Interest expense, net	46.6	30.4
Benefit from income taxes	(17.7)	(12.1)
Depreciation and amortization	38.2	45.9
EBITDA	$28.7	$(53.7)
Net gain on disposition of businesses and assets	(9.3)	—	Selling, general, and administrative expenses; Other expense (income), net
Restructuring and other charges (a)	13.8	—	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (b)	—	0.4	Cost of goods sold; Selling, general, and administrative expenses
Asset impairment charges or write-offs	0.5	1.9	Cost of goods sold; Impairment and other charges
Other items (c)	7.2	14.8	Selling, general, and administrative expenses; (Gain) loss on extinguishment of long-term debt; Other expense (income), net
Adjusted EBITDA	$40.9	$(36.6)
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	40.9	(36.6)
Interest expense, net	46.6	30.4
Provision for (benefit from) income taxes - Adjusted (d)	(18.6)	(9.6)
Depreciation and amortization - Adjusted (e)	49.2	45.1
Adjusted Net Loss	$(36.3)	$(102.5)
Weighted average shares- diluted	35.2	35.2
Adjusted EPS	$(1.03)	$(2.91)

Adjusted EBITDA by Segment:
Engineered Materials	$4.8	$7.5
Latex Binders	22.8	31.0
Plastics Solutions	22.0	(14.9)
Polystyrene	9.2	18.7
Feedstocks	(19.4)	(78.0)
Americas Styrenics	19.0	22.8
Corporate Unallocated	(17.5)	(23.7)
Adjusted EBITDA	$40.9	$(36.6)

(a)	Restructuring and other charges for the 2023 period primarily relates to contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s asset restructuring plan. Restructuring and other charges for the 2022 period primarily relates to employee termination benefit charges incurred in connection with the Company’s transformational restructuring program.
(b)	Acquisition transaction and integration net costs for the 2022 period primarily relates to expenses incurred for the Company’s acquisition and integration of the PMMA business and Aristech Surfaces Acquisitions.
(c)	Other items for the three months ended September 30, 2023 primarily relate to loss on extinguishment of debt and 2022 primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.
(d)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.
(e)	Amounts for the three months ended September 30, 2023 and 2022 excludes accelerated depreciation of $11.0 million and $0.8 million, respectively. The 2023 period charges are primarily related to the shortening of the useful life of certain assets related to the asset restructuring plan. The 2023 and 2022 periods also include charges related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net loss to forecasted Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS for the full year ended December 31, 2023. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

Year Ended
December 31,
(In millions, except per share data)	2023
Adjusted EBITDA	$175 - 185
Interest expense, net	(185)
Benefit from income taxes	54
Depreciation and amortization	(195)
Reconciling items to Adjusted EBITDA (f)	(358)
Net Loss from continuing operations	(509) - (499)
Reconciling items to Adjusted Net Loss (f)	297
Adjusted Net Loss	$(212) - (202)

Weighted average shares - diluted (g)	35.1
EPS from continuing operations - diluted ($)	$(14.49) - (14.20)
Adjusted EPS ($)	$(6.03) - (5.75)

(f)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2023, we have only included known reconciling items incurred through the nine months ended September 30, 2023. We have not included forecasted amounts for the remainder of 2023.

(g)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for the full year 2023, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2023	2022	2023	2022
Cash provided by operating activities	$29.3	$97.6	$131.2	$9.4
Capital expenditures	(13.5)	(38.5)	(49.1)	(94.8)
Free Cash Flow	$15.8	$59.1	$82.1	$(85.4)

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operations and cash used for capital expenditures to forecasted Free Cash Flow for the year ended December 31, 2023. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions)	December 31, 2023
Cash provided by operating activities	$165
Capital expenditures	(90)
Free Cash Flow	$75